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                                                                     Exhibit 3.1


AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF e-SCRUB ENVIRONMENTAL ENTERPRISES, INC.
(formerly known as Virginia Accelerators Corporation)

The undersigned hereby file this Amended and Restated Articles of Incorporation under the provisions of Title 13.1 of the Code of Virginia, hereby adopts the following Amended and Restated Articles of Incorporation for such corporation:

ARTICLE I.
NAME

The name of the corporation is e-Scrub Environmental Enterprises, Inc.

ARTICLE II.
DURATION

The period of its duration is perpetual.

ARTICLE III.
PURPOSE

A.   The purposes for which the Corporation is organized are:

1. to transfer electron beam accelerator technology for purposes of environmental remediation, and other industrial application.

2. to transact any and all lawful business for which corporations may be incorporated under the Code of Virginia; and,

3. to have and exercise all rights and powers that are now or may hereafter be granted to a corporation by law.

B. The Corporation may in its bylaws confer powers, not in conflict with law, upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by statute. The Corporation is a for-profit corporation.

ARTICLE IV.
SHARE STRUCTURE

A. The Corporation shall have authority to issue two classes of shares, to be designated respectively, "Class A" and "Class B". The total number of shares which the Corporation is authorized to issue is Eleven Million Two Hundred Forty Thousand Sixteen (11,240,016) shares. The number of Class A shares authorized is Eleven Million (11,000,000) shares without par value. The number of Class B shares authorized is Two Hundred Forty Thousand Sixteen (240,016) shares, which are also without par value.

B. No shareholder will have a preemptive right to acquire unissued shares of the Corporation.

ARTICLE V.
VOTING RIGHTS, SERIES, AMENDMENTS

A.   All voting rights shall be vested in holders of Class A shares. Each
Class A shareholder may vote in person or by proxy for as many persons as there are directors to be elected.

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B.   The shares authorized by these Articles of Incorporation may be issued from time to time in series. The shares of each such series shall be subject to the provisions of this Article and additional provisions with respect to each such series as shall be fixed by the Board of Directors as provided in this Article.

C. The Board of Directors of the Corporation shall have the power to amend the Articles of Incorporation to fix in whole or part the preferences, limitations and relative rights, within the limits of Section 13.1-638 of the Virginia Corporations Act, or any successor statute, of (i) any class of shares before the issuance of that class, or (ii) one or more of any series within a class before the issuance of any shares of that series.

ARTICLE VI.
CONVERSION RIGHTS

A. The holders of Class B have the option to convert the Class B shares to Class A shares. This option may be exercised at any time between the giving of notice of conversion by the Board of Directors (which shall be a date, at the option of the Board of Directors, after one year from the date the Corporation's shares are listed on a national stock exchange, such as the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market, and ending on the close of business on the fifth day before the conversion date in the conversion notice described below, by both (a) delivering to the Corporation a written notice electing to convert the shares to Class A; and (b) surrendering the certificate or certificates for the shares at the office of the Corporation or transfer agent. On surrendering the shares duly endorsed to the Coorporation, the shareholder is entitled to receive one Class A share for each Class B share so converted (on payment of transfer taxes, if any, on the Class A shares to be issued in exchange for the Class B shares).

B. The Corporation will mail, postage prepaid, notice of the beginning of the conversion period, not fewer than 20 days or more than 60 days before the date fixed for conversion. The notice is sent to each record holder of the Class B shares to be converted at the shareholder's address as it appears on the Corporation's books. The conversion notice must include the following information: (1) the class or series of shares to be converted; (2) the date fixed for conversion; (3) the conversion ration; and (4) the place where shareholders may obtain new shares of Class A upon meeting requirements set forth in paragraph C below.

C. The number of Class A shares to be issued as provided in paragraph A of This article is adjusted approximately amending paragraph A to take into account all increases or reductions in the number of outstanding Class A shares that have accrued since the date the initial series was first issued, so as to fairly and equitable preserve so far as reasonable possible the original conversion rights of Class B shares. This provision applies when the number of Class A shares has been affected by a split, share dividend, merger, or other capital change or reorganization. When such an adjustment is required, no redemption notice may be given until the amendment and adjustment have been accomplished.

D. When required to be completely convert the Class B shares, the Corporation will issue fractional shares, or certificates representing fractional shares, calculated to the nearest 1/100 share, on any terms that the Board of Directors may fix. In making these calculations, fractions of less than 1/100 share shall be disregarded. Fractional shares shall have the proportionally the same voting

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rights, dividends, and liquidation preferences as full shares of the same class and series.

E. The initial series of converted shares may not be reissued and will cease to be a part of the Corporation's authorized shares.

F. The Corporation must at all times reserve out of its authorized but unissued Class A shares the full number of Class A shares that would be deliverable on converting all Class B shares from time to time outstanding so that it can convert its initial series of shares.

ARTICLE VIII.

BOARD OF DIRECTORS

The number of directors constituting the Board of Directors is up to seven.

Date: November 15, 1999

/s./ Ralph D. Genuario
----------------------
     Ralph D. Genuario
Chairman of the Board of Directors

ATTEST:

/s./ MAIJA HARKONEN
----------------------
     MAIJA HARKONEN, Secretary

Certificate pursuant to Section 13.1-711(D), Code of Virginia

I, MAIJA HARKONEN, Secretary of the above referenced corporation, do, pursuant to 13.1-711(D), Code of Virginia, certify as follows:

1. That the above Amended and Restated Articles of Incorporation contained certain amendments requiring the approval of the shareholders of the corporation and amendments requiring only approval of the Board of Directors. Such amendments are as follows:

a. Article I - Effects a change of name of the corporation from Virginia Accelerators Corporation to e-Scrub Environmental Enterprises, Inc. requiring approval of the shareholders.

b. Article IV(A) - Provides for in increase in the authorized number of "Class A" shares of the Corporation from Five Million Five Hundred Thousand shares to(5,500,000) to Eleven Million (11,000,000) shares requiring approval of shareholders.

c. Deleting reference to the registered agent requiring only approval of the Board of Directors.

2. That on the on the 11th day of October, 1999 the Board of Directors met and approved the restatement of the Articles of Incorporation and recommended to the Shareholders the approval of the above referenced amendments requiring their approval.

3. That at the annual meeting of the shareholders held on the 15th day of October, 1999 the shareholders approved such amendment, the information required to be stated pursuant to Section 13.1-710(b) is as follows:

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a.   The number of outstanding shares of the corporations is 4,420,340, all of
Class "A" shares, there is no outstanding shares of Class "B" stock, and no voting groups exist within the Class "A" shares.

b. The total amount of total number of shares present, in person or by proxy, and the number of shares voting for and against the amendments is as follows:

Present and Voting: 3,896,932

2.   Article I amendment, providing for a change of name:

For: 3,896,932 (100%)

Against: 0 (0%)

3.   Article IV(A) amendment, providing for an increase in authorized shares:

For: 3,896,932 (100%)

Against: 0 (0%)

c. The undersigned, in her capacity as the Secretary of the Corporation certifies that the above referenced amendments were approved by both the board of directors and shareholders of the corporation in accordance with the Articles of Incorporation, the Bylaws and the general corporate law of Virginia.

Dated: November 15, 1999

/s./ MAIJA HARKONEN
----------------------
     MAIJA HARKONEN, Secretary


AMENDMENT TO THE ARTICLES OF INCORPORATION
Of Virginia Accelerators Corporation

The undersigned hereby file this Amendment to the Articles of Incorporation under the provisions of Title 13.1 of the Code of Virginia, hereby adopts the following:

Article IV of the existing articles incorporation is hereby repealed and the following is adopted in its place, with an effective date of April 1, 1998::

ARTICLE IV.
SHARE STRUCTURE

A. The Corporation shall have authority to issue two classes of shares, to be designated respectively, "Class A" and "Class B". The total number of shares which the Corporation is authorized to issue is Five Million Seven Hundred Forty Sixteen Thousand (7,420,016) shares. The number of Class A shares authorized is Five Million Five Hundred (5,500,000) shares without par value. The number of Class B shares authorized is Two Hundred Forty Thousand Sixteen (240,016) shares, which are also without par value.

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B. No shareholder will have a preemptive right to acquire unissued shares of the
Corporation.

Date: November 15, 1999

/s./ RALPH D. GENUARIO
----------------------
     RALPH D. GENUARIO, Chairman of the Board of Directors

ATTEST:
/s./ MAIJA HARKONEN
----------------------
     MAIJA HARKONEN, Secretary


Certificate pursuant to Section 13.1-710, Code of Virginia

I, MAIJA HARKONEN, Secretary of the above referenced corporation, do, pursuant to Section 13.1-710, Code of Virginia, certify as follows:

1. That the above Amended Articles of Incorporation contained certain amendments requiring the approval of the shareholders of the corporation. Such amendments effect a reduction of the stated capital of the corporation, by reducing the number of authorized "Class "B" shares from Two Million One Hundred Thousand (2,100,000) shares to Two Hundred Forty Thousand Sixteen (240,016) shares.

2. That on the on the 5th day of January, 1998 the Board of Directors met and approved the restatement of the Articles of Incorporation and recommended to the Shareholders the approval of the above referenced amendments requiring their approval.

3. That at the special meeting of the shareholders held on the 5th day of January, 1998 the shareholders approved such amendment, the information required to be stated pursuant to Section 13.1-710(b) is as follows:

a. The number of outstanding shares of the corporations is 2,176,300 of Class "A" shares, there were 1,790,300 outstanding shares of Class "B" stock, and no voting groups exist within the Class "A" shares, and Class "B" shares enjoy no voting rights.

b. That contemporaneously with the adoption of this amendment the shareholders of the corporation approved a plan whereby the holders of Class B shares of stock would be issued a share of Class A stock in exchange for, and not in addition to, each share of Class "B" stock held.

c. The total amount of total number of shares present, in person or by proxy, and the number of shares voting for and against the amendments is as follows:

Voting Group - A (Class A Shares)

1.   Present and Voting: 1,856,700 shares (Class A)
2.   Those voting on such amendment
        For: 1,856,700
        Against: 0

Voting Group - B (Class B Shares)
1.   Present and Voting: 1,010,000
2.   Those voting on such amendment:
        For: 1,010,000
        Against: 0


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d.   The undersigned, in her capacity as the Secretary of the Corporation certifies that the above referenced amendments were approved by both the board of directors and shareholders of the corporation in accordance with the Articles of Incorporation, the Bylaws and the general corporate law of Virginia.

Dated: November 15, 1999

/s./ MAIJA HARKONEN
----------------------
     MAIJA HARKONEN, Secretary